Exhibit 10.2

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and among Southern California Bancorp, a California corporation (“Bancorp”), Bank of Southern California, N.A., a national banking association (the “Bank”, and together with Bancorp, the “Company”), and Steven E. Shelton (the “Executive”), with reference to the following:

RECITALS

A. Employee is party to an employment agreement with California Bank of Commerce dated as of May 7th, 2018, as amended April 28, 2022 (the “Employment Agreement”), a copy of which is attached hereto for reference purposes as Exhibit A;

B. Contemporaneous with, and conditioned upon, the execution of this Agreement, California BanCorp and Southern California Bancorp are entering into an Agreement and Plan of Merger and Reorganization providing for, among other things, the merger of California BanCorp with and into Southern California Bancorp to be immediately followed by California Bank of

Commerce being merged with and into Bank of Southern California (collectively, the “Merger”);

C. Contingent upon and simultaneous with closing of the Merger (the “Effective Date”), Bank of Southern California (“Employer”) has agreed to extend an offer of employment to Executive pursuant to the terms herein.

NOW, THEREFORE, for and in consideration of the foregoing Recitals, and the mutual covenants, agreements and considerations set forth below, the sufficiency of which are hereby agreed, the parties, intending to be legally bound, agree as follows:

AGREEMENT

A. Term of Employment

The Company hereby agrees to employ Executive and Executive hereby accepts employment with the Company for the period commencing with the Effective Date and terminating on the fourth anniversary of the Effective Date (the “Initial Employment Term”); subject, however, to prior termination of this Agreement and Executive’s employment as provided herein. Unless this Agreement is terminated earlier, commencing on the fourth anniversary of the Effective Date, (the “Renewal Date”), the Initial Employment Term shall be extended for one (1) additional year (a “Renewal Term”), unless either party notifies the other party at least ninety (90) days prior to the applicable Renewal Date that the Employment Term shall not be so extended. Where used herein, “Employment Term” shall refer to the entire period of employment of Executive by the Company hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided. If the Merger is not consummated for any reason, this Agreement shall be void ab initio and the Company shall have no obligations to Executive hereunder. Notwithstanding the fact that this Agreement is not effective prior to the Effective Date, from and after the date hereof until the closing of the Merger, Executive agrees that he will not resign for any reason and agrees that he shall assist with and support the consummation of the Merger.

B. Duties of Executive

1. Duties. Subject to the terms and conditions of this Agreement, during the Employment Term, Executive shall serve as the Chief Executive Officer (“CEO”) of Bancorp and of the Bank, and shall report directly and exclusively to the Executive Chairman of the Boards. References herein to the “Board” are the boards of directors of both the Bancorp and the Bank, as applicable. As CEO, Executive shall exercise such authority, perform such executive duties and functions, and discharge such responsibilities as are reasonably associated with such position, subject to the powers by law vested in the Board and shareholders of Bancorp. Executive shall be responsible for providing strategic and financial leadership for the Company and shall be responsible for the management of the business of the Company’s day-to-day operations. The duties of Executive may be changed from time to time by the Executive Chairman, within reason, without resulting in a rescission of this Agreement; provided, however, that any material change in the duties of Executive shall require the consent of Executive.

2. Faithful Performance. During the Term, Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and Bancorp’s Articles of Incorporation and Bylaws and the Bank’s Articles of Association and Bylaws, as applicable.

3. Code of Ethics. Executive shall conduct himself at all times with due regard to the Company’s Principles of Business Conduct and Ethics Policy (receipt of a copy of which Executive hereby acknowledges) (“Code of Ethics”), and other written employment policies of the Company, as amended by them from time to time.

4. Conflicts of Interests. Executive shall devote substantially all of Executive’s full business time, ability and attention to the business of the Company during the Employment Term. Notwithstanding the foregoing, however, and subject to the Code of Ethics, Executive may pursue other appropriate civic, charitable or religious activities so long as such activities do not interfere with Executive’s performance of his duties hereunder. In addition, subject to the Code of Ethics, Executive shall be permitted to make passive investments in other business ventures provided such investments are not in businesses that compete with the Company and which are fully disclosed to the Board prior to the time of such investment (other than investments representing less than five percent (5.0%) of the securities of publicly-traded companies). Executive shall also be permitted to serve on the board of directors (but not as an officer) of any non-profit entity, subject to prior full disclosure to and approval by the Board. Executive may not serve on the board of directors (or as an officer) of any for-profit entity without the express prior approval of the Board, as determined in its sole discretion.

5. Board Appointment. At any meeting of shareholders of Bancorp or the sole shareholder of the Bank during the Employment Term at which Executive is subject to election as a member of the Board, the Board shall, to the extent consistent with its fiduciary duties, nominate and recommend for election Executive as a director and shall use its reasonable best efforts to cause Executive to be elected to serve as a director. Executive shall fulfill all duties required of a member of the respective Board and any committees without any additional compensation during the Employment Term of this Agreement, with compensation for board and committee service for any remaining periods at the end of the Employment Term established by the Board in the usual course.

2

C. Compensation

1. Base Salary. For Executive’s services hereunder, during the Employment Term the Bank shall pay or cause to be paid as base salary to Executive the amount of Fifty Thousand, Eight Hundred and Thirty-Three Dollars and Thirty-Three Cents ($50,833.33) per month, prorated for any partial months of service. Said base salary shall be payable in conformity with the Bank’s normal payroll periods. The Board from time to time may review Executive’s base salary, at its discretion, and Executive shall receive such base salary increases, if any, as the Board in its sole and absolute discretion (or as may be recommended by the Compensation, Nominating, and Governance Committee of the Board (“CNG Committee”), shall determine. Said base salary shall in no event be decreased (unless agreed to by Executive) from the level set forth above or from its then-existing level during the Employment Term.

2. Discretionary Bonus.

(a) During the Employment Term, Executive may receive such discretionary bonuses, if any, as the Bank’s Board of Directors or the CNG Committee, in its sole and absolute discretion, shall determine, which discretionary bonus may include Executive’s participation in any management incentive plan as may be adopted and implemented by the Board during the Employment Term. Any such discretionary bonus may be payable in cash and/or in the form of an equity grant with or without vesting conditions, in each case as determined by the Bank’s Board of Directors or the CNG Committee in its sole and absolute discretion.

(b) Subject to any restrictions which may be imposed by any regulatory banking agency with authority over Bancorp or the Bank, Executive (or his heirs) shall be entitled to receive payment of any discretionary bonus if and when approved by the Board or the CNG Committee for the fiscal year in which Executive’s employment is terminated, if terminated pursuant to: (i) Paragraph F.1 by the Company without “Cause” or by Executive for “Good Reason,” as defined is Subparagraph F.5(f); (ii) Paragraph F.3 upon death or disability of Executive; or (iii) Paragraph F.5 upon a “CIC Termination,” as defined in Subparagraph F.5(c), in which case Executive (or his heirs) shall be entitled to receive such discretionary bonus that would be due and payable for such year if the date of determination of such bonus was deemed the date of termination of Executive’s employment and this Agreement; provided the amount of such discretionary bonus shall be prorated for the period of such year actually worked. Any such discretionary bonus shall be paid to Executive (or his heirs), in the form of a lump sum cash payment, on or before the day that is sixty (60) days following the date of Executive’s termination of employment.

3. Equity Compensation Award. Executive shall be entitled to and shall participate in Bancorp’s 2019 Omnibus Equity Plan (the “Plan”). In connection with and as consideration for entering into this Agreement, Executive shall be granted, on or so soon as practicable after the Effective Date, a restricted stock award (the “Award”) for the equivalent of five hundred thousand dollars ($500,000) of Bancorp common stock. The Award shall be subject to the terms and conditions of the Plan and a separate Restricted Shares Award Agreement by and between the Executive and Bancorp (the “Award Agreement”). The Award will vest in equal shares over a four (4) year period (e.g. 25% vesting each year).

3

4. Existing Supplemental Executive Retirement Plan. Executive is currently a participant in a Supplemental Executive Retirement Plan by and between Executive and California Bank of Commerce dated May 7, 2018 (the “SERP”) and the corresponding Second Amended and Restated California Bank of Commerce Split Dollar Agreement effective January 13, 2019 (the “Split Dollar Agreement”) that each will be assumed by Bank and/or Bancorp upon the closing of the Merger, and the terms of which shall continue as presently set forth therein; provided, however, that the percentage referenced in the defined term “Target Benefit Amount” (as defined in the SERP) will be increased to thirty percent (30%) and if Executive is terminated without “cause” (as defined in the SERP), then he shall be immediately fully vested in the SERP. If deemed necessary by the parties, after the SERP is assumed by Bank and/or Bancorp, the parties will enter into an appropriate amendment of the SERP to confirm the acceleration of vesting in the proviso of the immediately prior sentence.

5. Executive’s Reimbursement to the Bank. Executive agrees to be bound the Bancorp’s Clawback Policy dated as of January 23, 2024, as such policy may be amended and/or restated from time to time, and any other clawback or similar policy adopted by the Bancorp or the Bank.

D. Executive Benefits

1. Vacation; Sick Leave. Executive shall be entitled to receive vacation and sick leave as provided under the Company’s or an Affiliate’s vacation or time off policy in effect from time to time.

2. Group Medical and Life Insurance Benefits. The Bank shall provide for Executive’s participation in the Bank’s group medical and life insurance benefits, in accordance with the Bank’s Employee Benefits Policy.

3. Automobile Allowance. During the Employment Term, the Bank shall provide Executive with a monthly allowance for automobile ownership or leasing expenses of One Thousand Five Hundred Dollars ($1,500), whether or not used for such expenses. Executive shall acquire or otherwise make available for Executive’s business and personal use an automobile suitable to Executive’s position and maintain it in good condition and repair it at Executive’s expense. Executive shall obtain and maintain an appropriate automobile insurance policy, including personal injury and property damage coverage, with an insurer(s) acceptable to the Company and with coverage in such amounts as may be acceptable to Company from time to time. Such insurance policy shall, if and when requested by the Company, but without any obligation to so request, name the Company as additional insureds, subject to the requirement that the automobile allowance described above shall be increased in an amount equal to the additional premium expense, if any, resulting from the Company being named as additional insureds. The Company may maintain such additional insurance on the automobile including, without limitation, liability for personal injury and property damage, as the Company shall from time to time reasonably require to protect itself against any loss which may arise from Executive’s use of the automobile while working for the Company.

4

4. Additional Benefits. Executive shall be entitled to participate in all programs, rights, and benefits for which Executive is otherwise entitled under any bonus plan, incentive plan, participation plan, deferred or extra compensation plan, pension plan, profit sharing plan, savings plan, 401(k) plan, life, medical, dental, other health care, disability, or other insurance plan or policy or other plan or benefit the Bank or its Affiliates may provide for senior executives or for employees of the Bank generally, from time to time, in effect during the Term.

Bank will provide you with cell phone expense reimbursement and reimbursement of health club membership fees, in each case, that are no less favorable then was provided to you immediately prior to the closing of the Merger.

E. Business Expenses and Reimbursement

1. Business Expenses. Executive shall be entitled to reimbursement by the Company for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Company during the Term, which types of expenditures shall be determined by the Board of Directors of the Company, in their respective capacities, provided that:

(a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Company as a business expense and not as deductible compensation to Executive;

(b) Executive furnishes to the Company adequate records, including receipts for any expenditures and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authority for the substantiation of such expenditures as deductible business expenses of the Company and not as deductible compensation to Executive; and

(c) Executive agrees to submit his expense reimbursement requests to the Chief Financial Officer for approval. Executive will be entitled to business expense reimbursement in accordance with the Company’s policies.

2. Reimbursement. Notwithstanding anything contained in Paragraph E.1 to the contrary, Bancorp or the Bank shall reimburse Executive for the fees and expenses in an amount not to exceed five thousand dollars ($5,000) in connection with the negotiation of this Agreement. Payment will be made to Executive within fifteen (15) days of Executive’s submission of applicable invoices.

F. Termination

1. Termination by the Company Without Cause or by Executive. The Company and Executive acknowledge that the Company may terminate Executive’s employment at any time without “Cause” upon thirty (30) days’ written notice of termination to Executive. Similarly, Executive may terminate his employment with the Company at any time, for any reason, upon thirty (30) days’ written notice of termination to the Company, except that termination by Executive for “Good Reason” shall be effected in accordance with Subparagraph F.5(f) below. Except as expressly set forth in this Agreement or required by applicable law, upon termination of Executive’s employment with the Company for any reason, the Company’s obligations to Executive (and/or Executive’s estate) shall terminate.

5

2. Termination for Cause. The Company may terminate this Agreement and Executive’s employment at any time without further obligation or liability to Executive, by action of the Board, for “Cause” provided that the following notice and opportunity to cure periods have been exhausted. It shall be a condition precedent to the Company’s right to terminate Executive’s employment for Cause that: (1) the Company first give Executive written notice stating with specificity the circumstances constituting Cause (“Breach”), and (2) if such Breach is susceptible of cure or remedy, a period of thirty (30) days from and after the giving of such written notice to cure the Breach. “Cause” is defined as one of the following below. No cure period will be required for the Cause reasons contained in subparts (a)(iii) or (a)(iv) below.

(a) (i) the material breach of duty by Executive in the course of his employment; (ii) Executive’s willful and material violation of any applicable statutes, rules or regulations of any appropriate state or Federal banking agency, as defined in Section 3 of the Federal Deposit Insurance Act (“FDI Act”) (12 USC § 1813); (iii) Executive’s removal and/or permanent prohibition from participating in the conduct of Bancorp or the Bank’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the FDI Act (12 U.S.C. § 1818(e)(3) or (g)(1)); (iv) Executive’s conviction of any felony or a crime involving moral turpitude or commission of a fraudulent or dishonest act, including a breach of trust or misappropriation, or if Executive has entered a plea of nolo contendere to such an act or offense; (v) Executive’s willful misfeasance or gross negligence in the performance of his material employment duties; (vi) the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that the Company reasonably determines renders the Executive unfit to serve as an employee of the Company or its Affiliates; or (vii) Executive’s engagement in an activity that could materially and adversely affect the Company’s reputation in the community, which evidences personal dishonesty, immoral behavior, or the lack of Executive’s fitness or ability to perform Executive’s duties, as determined by the Board, in good faith.

(b) For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company as determined by the Board, in the exercise of its business judgement. Any act, or failure to act, based upon direction given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Such termination shall not prejudice any remedy that the Company may have at law, in equity, or under this Agreement. Termination pursuant to this Paragraph F.2 shall become effective after the delivery of the required written notice period and the expiration of the cure period described above, where applicable.

3. Termination upon Death or Disability.

(a) This Agreement shall terminate upon Executive’s death.

(b) The Company may terminate this Agreement and Executive’s employment at any time, if Executive is determined by the Board, in good faith and consistent with applicable law, to be physically or mentally incapable of performing Executive’s material duties under this Agreement, with or without reasonable accommodation, for a period of at least one hundred twenty (120) consecutive days or one hundred eighty (180) days within any twelve (12) month period.

6

4. Action by Supervisory Authority. This Agreement and Executive’s employment shall terminate immediately without further liability or obligation to Executive:

(a) If the Bank is closed or taken over by the Office of the Comptroller of the Currency or other supervisory authority, including the Board of Governors of the Federal Reserve System; or

(b) If any such supervisory authority should exercise its statutory cease and desist powers to remove Executive from office.

5. Effect of Termination.

(a) In the event of termination of this Agreement and Executive’s employment prior to the completion of the Employment Term for any of the reasons specified in Paragraphs F.1 through F.4, Executive shall be entitled to the salary and other benefits earned by Executive prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date, Executive’s discretionary bonus, if any, subject to the provisions of Subparagraph C.2(b), and accrued but unused vacation; but Executive shall be entitled to no further salary after the date of termination.

(b) In the event the Company elects to terminate this Agreement and Executive’s employment without Cause, or in the event Executive elects to terminate this Agreement for Good Reason, in each case pursuant to the provisions of Paragraph F.1, then in addition to the items in Subparagraph F.5(a), Executive shall be entitled to:

(i) severance compensation equal to twelve (12) months’ then current base salary, payable in a lump sum on the sixtieth (60th) day after the date of Executive’s termination of employment; and

(ii) for the period beginning on the date of Executive’s termination of employment and ending on the date which is twelve (12) full months following the date of Executive’s termination of employment (or, if earlier, (1) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires or (2) the date Executive becomes eligible to receive the equivalent or increased healthcare coverage from a subsequent employer) (such period, the “COBRA Coverage Period”), the Bank, at Bank’s cost, shall provide Executive and/or his covered dependents who were covered under the Bank’s health plans as of the date of Executive’s termination of employment, as applicable, with continuation coverage under the Bank’s health plans (including, if applicable, pursuant to COBRA) for Executive and/or such eligible dependents. If any of the Bank’s health benefits are self-funded as of the date of Executive’s termination of employment, or if the Bank cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the continuation of coverage as set forth above, the Bank shall instead pay to Executive the monthly COBRA premium payable by Executive as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof) (calculated by reference to the premium in effect as of the date of termination). After the expiration of the COBRA Coverage Period, Executive will be entitled to self-pay COBRA continuation benefits for as long as legally available.

7

Notwithstanding anything to the contrary herein, until the third anniversary of the closing of the Merger, in lieu of the benefits described above in this subsection (b) in the event of a termination without Cause by Employer, Section 18(a) of the Employment Agreement shall survive for such 36 month period, with the reference in the first line therein to “…and within one year following” revised to “… and within 36 months following”, and provided that during such period Executive shall not be entitled to any payments and benefits under such Section 18(a) of the Employment Agreement if Executive terminates Executive’s employment for Good Reason, as defined in the Employment Agreement, and if Executive is entitled to payments and benefits under such Section 18(a) of the Employment Agreement, Executive will not be entitled to any other severance payments or benefits payable under any other severance plan or policy of the Employer. For the avoidance of doubt, any acceleration of equity awards provided by Section 18(a) that Executive may be entitled to will be limited to equity awards held by Executive at the closing of the Merger.

(c) Notwithstanding anything to the contrary contained in Subparagraph F.5(b) above, in the event of a CIC Termination (as defined below), then in addition to the items in Subparagraph F.5(a), and in lieu of any further salary and bonus payments or severance or other payments that would otherwise be due to Executive under this Agreement or otherwise for periods subsequent to the Vesting Date (as defined below), Executive shall be entitled to:

(i) severance compensation equal to the sum of (x) twenty-four (24) months’ then current base salary, plus (y) two (2) times the average of the aggregate annual bonus, if any, paid or payable to Executive for each of the three (3) full calendar years preceding the calendar year in which Executive’s termination of employment occurs (or such fewer number of fiscal years for which Executive was eligible to receive a bonus and/or incentive award); provided, however, that if any portion of the aggregate annual bonus is received by Executive in the form of an equity grant, the amount of such bonus shall be determined using the fair market value of such equity grant as of the grant date, with such amount payable in a lump sum on the sixtieth (60th) day after the Vesting Date, provided that if such termination occurs prior to the date of consummation of Change in Control, the portion of such payments which would have been payable under Section F.5(b) if such termination was not a CIC Termination, instead be paid at the same time as it would have been paid under Section F.5(b) and the remainder shall be paid on the sixtieth (60th) day after the Vesting Date;

(ii) (A) an amount equal to the COBRA premium payable by Executive for himself and/or his covered dependents (calculated by reference to the premium as in effect on the date of termination) for a period of six (6) months, payable in a lump sum on the sixtieth (60th) day after the date of Executive’s termination of employment; and (B) the COBRA Coverage Period shall be increased to the earlier of: (x) eighteen (18) months following the date of termination or (y) as long as legally available (but in no event shall Bancorp or the Bank be obligated to pay any insurance premiums for the COBRA or other health insurance coverage for Executive and/or his covered dependents from and after the date of termination); and

8

(iii) Unless such equity awards by their terms expire upon consummation of a Change in Control (e.g., because performance with respect to such equity awards is measured on the date of the Change in Control and was not met), all outstanding equity incentive awards granted to the Executive prior to the Change in Control will vest (with performance-vesting awards vesting at target) (provided, that this provision should not apply to any equity awards that are issuable under any annual bonus plan or agreement to the extent such termination occurs prior to the determination of the amount of the applicable annual performance under such bonus plan or agreement).

For purposes of this Agreement, a “CIC Termination” means (i) the termination of Executive’s employment due to termination by the Company without Cause, by Executive for Good Reason, or as a result of the expiration of this Agreement following an election by the Company not to extend the Initial Employment Term for the Renewal Term, and (ii) Executive’s last day of employment occurs on or after the initial public announcement by the Company of an intended or anticipated Change in Control (provided that such Change in Control actually is consummated) and before the first anniversary of the Change in Control; and “Vesting Date” means the later to occur of the CIC Termination or the Change in Control.

(d) In the event Executive elects to terminate this Agreement and Executive’s employment other than for Good Reason or the Company terminates this Agreement and Executive’s employment for Cause, Executive shall not be entitled to any severance compensation, or continuation of Executive’s group medical insurance or any other benefits except as required by law. For purposes of this Agreement, “Affiliate” shall mean any partnership, firm, corporation, association, joint-stock company, unincorporated association, or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company, including any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Internal Code of 1986, as amended (the “Code”).

(e) For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events with respect to Bancorp or the Bank: (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) any merger, consolidation or reorganization of Bancorp or the Bank in which Bancorp or the Bank does not survive; except for purposes of this clause (ii) the following shall not constitute a change in control: a merger, consolidation or reorganization where the beneficial owners, directly or indirectly, of securities of Bancorp or the Bank, representing more than fifty percent (50.0%) of the combined voting power of Bancorp’s or the Bank’s then outstanding securities, remain as the beneficial owners, directly or indirectly, of at least fifty percent (50.0%) of the combined voting power of the surviving corporation; (iii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) of any assets of Bancorp or the Bank having an aggregate fair market value of fifty percent (50.0%) or more of the total value of assets of Bancorp or the Bank, reflected in the most recent month end balance sheet; (iv) an acquisition whereby any “person” (as such term is used in the Exchange Act or any individual, corporation, partnership, trust, or any other entity, except for Executive) is or becomes the beneficial owner, directly or indirectly, of securities of Bancorp or the Bank representing more than fifty percent (50.0%) of the combined voting power of the then outstanding securities; except for purposes of this clause (iv) the following acquisition shall not constitute a change in control: (1) any acquisition directly from Bancorp; (2) any acquisition by Bancorp; or (3) any acquisition by any employee benefit plan sponsored or maintained by Bancorp or the Bank; (v) if in any one year period, individuals who at the beginning of such period constitute the Board of Directors of Bancorp cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Bancorp’s shareholders, of each new director is approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period; or (vi) a majority of the members of the Board of Directors of Bancorp in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control. Notwithstanding the foregoing, to the extent required by Section 409A of the Code, if a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit hereunder that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or benefit, to the extent required by Section 409A.

9

(f) For purposes of this Agreement, “Good Reason” shall mean that, without Executive’s consent, there occurs: (i) a loss of Executive’s title or material diminution in Executive’s authority, duties, or responsibilities; (ii) a material diminution in Executive’s base compensation (for this purpose, a reduction of five percent (5.0%) or more shall constitute a material diminution); (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report (i.e., other than to the Board; (iv) Executive’s required re-location to a worksite location which is more than 25 miles from Executive’s then current principal worksite without Executive’s consent or (v) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement. Notwithstanding the foregoing, “Good Reason” shall only exist if Executive shall have provided the Board with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction), and the Company, fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of written notice of such event or condition from Executive. Executive’s resignation from employment with the Company must occur within thirty (30) days following the expiration of the foregoing cure period, upon Executive’s notice of resignation.

(g) Section 280G Excess Parachute Payments.

(i) If all or any amount paid to Executive by the Bank (or any subsidiary or Affiliate thereof), whether under this Agreement or otherwise (all such payments and benefits being hereinafter referred to as the “Total Payments”), otherwise would be subject to any tax under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments). The Total Payments shall be reduced in the following order: (1) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (2) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to Bancorp’s common stock that is exempt from Section 409A of the Code, (3) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award with respect to Bancorp’s common stock that is exempt from Section 409A of the Code, and (4) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award with respect to Bancorp’s common stock that is exempt from Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Executive and, to the extent economically equivalent, in a pro rata manner.

10

(ii) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an accounting firm or compensation consulting firm with nationally recognized standing and substantial expertise and experience on Section 280G matters (the “280G Firm”) selected by the Bank, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the 280G Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(iii) The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Executive and the Bank within fifteen (15) days after notification from either the Company on the one hand or Executive on the other hand that Executive may receive payments which may be “parachute payments.” Executive and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this letter agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this letter agreement will be borne by the Company. Upon request of Executive, the Company will provide Executive with sufficient tax and compensation data to enable Executive or his tax advisor to independently make the calculations described in Subparagraph F.5(g)(i) above, and the Company, will reimburse Executive for reasonable fees and expenses incurred for any such verification.

(iv) If Executive provides written notice to the Company of any objection to the results of the 280G Firm’s calculations within sixty (60) days after Executive’s receipt of written notice thereof, the Company will refer that dispute for determination to tax counsel selected by the independent auditors of Bancorp or the Bank, and Bancorp or the Bank, as applicable, will pay all fees and expenses of that tax counsel.

6. Restriction on Timing of Distributions. In the event that Code Section 409A applies to any compensation with respect to Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation from Service”), payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i), and such delayed payment is required by Section 409A. Such delay shall last six (6) months from the date of Separation from Service (or as required by Section 409A). On the day following the end of such six (6)-month period, the Bank shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six (6)-month period but for this Paragraph F.6.

11

7. Mitigation. Executive shall not be required to mitigate severance compensation due to Executive pursuant to the provisions of Subparagraph F.5(b) or (c), as applicable, by seeking employment or otherwise.

8. Resignation from Board of Directors. In the event Executive’s employment is terminated in accordance with this Agreement or Executive resigns as Chief Executive Officer of the Company or otherwise becomes unaffiliated with the Company, Executive shall, and does hereby agree to, tender his written resignation from the Board effective on the date of termination, resignation or non-affiliation.

9. Release of All Claims. As a condition for receiving any severance payments or benefits under Paragraph F.5 of this Agreement, Executive hereby agrees to execute a full and complete release of any and all claims against the Company and its officers, agents, directors, attorneys, insurers, employees and successors in interest arising from or in any way related to Executive’s employment with the Company or the termination thereof, in a form reasonably acceptable to the Bank substantially similar to Exhibit B attached hereto (the “Release Agreement”). In the event the Release Agreement does not become effective within the fifty-five (55) day period following the date of Executive’s termination of employment, Executive shall not be entitled to the aforesaid severance payments and benefits. To the extent any severance payments or benefits are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A of the Code, then, if the period during which Executive may consider and sign the Release Agreement spans two calendar years, the payment of severance or benefits will not be made or begin until the later calendar year.

G. General Provisions

1. Trade Secrets.

(a) Executive agrees that, during the Term, Executive will have access to, and become acquainted with, confidential, trade secret, and proprietary information concerning the Company, which may include information on its operations and business, the identity of its customers, including knowledge of their financial condition and financial needs, as well as such customers’ methods of doing business. Executive will not use or disclose any of such trade secrets, proprietary, or confidential information during the Term or for a period of two (2) years thereafter, without the Company’s prior written consent; provided, however, that non-public information about the customers, whether characterized as consumer information or customer information, as all such terms are defined in the Interagency Guidelines Establishing Information Security Standards implementing Section 501(b) of the Gramm-Leach-Bliley Act and Section 628 of the Fair Credit Reporting Act, as amended, shall be kept confidential for an unlimited period of time. This limitation shall not apply to information, which is or becomes public, or in the public domain, without the fault of Executive, is or becomes available to Executive or his representatives on a non-confidential basis from a person other than the Company.

12

(b) In accordance with 18 U.S.C. § 1833, the Bank hereby notifies Executive that, notwithstanding anything to the contrary herein:

(i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any Federal or State trade secret law (A) for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii) If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

2. Employee Proprietary and Confidential Information. In consideration of the Company entering into this Agreement and in accordance with its policies and procedures, Executive, as of the Effective Date, is acknowledging receipt of and is agreeing to comply with and be bound by the terms and conditions of that certain Employee Proprietary and Confidential Information and Assignment of Employee Inventions Agreement, as it may be amended, modified or revised by Bank from time to time.

3. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during Executive’s employment with the Company, are solely the property of the Company, as applicable, and that Executive has no right, title or interest therein. Upon termination of Executive’s employment, Executive or Executive’s representative shall promptly deliver possession of all said property to the Bank in good condition without retaining any copies thereof.

4. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered or sent by facsimile, provided that the facsimile contains a notation of the date and time of transmission, or when delivered by overnight courier, with a receipt obtained therefor, or three (3) business days after mailed by United States certified or registered mail, return receipt requested and postage prepaid, addressed to the Company at the address appearing at the beginning of this Agreement or to Executive at his most recent address in the Bank’s personnel records. Any party may change his or its address by written notice in accordance with this Paragraph G.4.

5. Benefit of Agreement. This Agreement may be assigned or transferred to and shall be binding upon and shall inure to the benefit of, any successor, subsidiary, or Affiliate the Company, and any such successor, subsidiary, or Affiliate of Bancorp or the Bank shall be deemed substituted for all purposes for “Bancorp” or “the Bank” under the terms of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all the assets, stock, or business of Bancorp and/or the Bank. Executive acknowledges that Bancorp and/or the Bank has/have the right to sell, assign, or otherwise transfer any portion or substantially all or all of the capital stock, assets, or business of Bancorp or the Bank and that any such sale, assignment, or transfer shall not be deemed to be a termination of the employment of Executive. Executive shall not assign or transfer this Agreement or any rights or obligations pursuant to this Agreement, wholly or partially, without the consent of Bancorp and the Bank, other than by will or the laws of descent and distribution.

6. Governing Law and Venue. The laws of the State of California, other than those laws denominated as choice of law rules, shall govern the validity, construction, and effect of this Agreement. Any action which may be brought under this Agreement shall be brought in the Courts of the State of California in the County in which Executive then resides.

7. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

8. Invalid Provisions. Should any provisions of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

13

9. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall, at the request of either party, be settled by binding arbitration by JAMS in the county in which Executive is residing at the time of the dispute, in accordance with the then existing JAMS Arbitration Rules and Procedures for Employment Disputes (the “Rules”). The Rules can be found online at www.jamsadr.org. In the event of such an arbitration proceeding, Executive on the one hand and Bancorp and the Bank on the other hand shall select a mutually acceptable neutral arbitrator from among JAMS panel of arbitrators. In the event Executive, Bancorp and the Bank cannot agree on an arbitrator, the Administrator of JAMS’ will appoint an arbitrator. None of Executive, Bancorp, the Bank or the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. The arbitration of such issues, including the determination of any amounts of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. Any such judgement shall be subject to full appellate review by a court of law. The parties shall have rights to discovery as provided in Section 1283.05 of the California Code of Civil Procedure, including without limitation Section 1283.1 thereof. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration and, except with respect to disputes where Executive asserts a claim under a state or federal statute prohibiting discrimination, harassment or retaliation in employment, a violation of public policy, the failure to pay wages or unless required otherwise by applicable law (collectively referred to as a “Statutory Claim”), shall split equally the fees and administrative costs charged by the arbitrator and the applicable arbitration service. In disputes where Executive asserts a Statutory Claim against Bancorp or the Bank, or where otherwise required by law, Executive shall be required to pay only the applicable arbitration service filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. Bancorp and the Bank shall pay the balance of the arbitrator’s fees and administrative costs. To the extent permissible under applicable law, however, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner, which in the case of a Statutory Claim shall be permitted only to the extent that such fee or cost award is permitted by the underlying statute upon which the Statutory Claim is based. In any arbitration brought under this Section, and only to the extent permissible under applicable law, including the law upon which the claim is based, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs. The arbitrator shall apply the same standard with respect to the awarding of fees and costs, including whether such award is permitted, and against which party, as would be awarded if such claim had been asserted in state or federal court. This Paragraph G.9 is intended to be the exclusive method for resolving any and all claims by the parties against each other related to any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Paragraph G.9; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California). Notwithstanding the foregoing, this Paragraph G.9 shall not limit any party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction, including, without limitation, Bancorp’s and the Bank’s rights to enforce Executive’s obligations under this Agreement to the extent the Bancorp and the Bank is entitled to seek specific performance thereunder. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Each of Executive and the Bank hereby expressly waive their right to a jury trial.

14

10. Entire Agreement. Except for stock option agreements, restricted stock agreements, and participation in other compensation, bonus, supplemental executive retirement agreement, salary continuation or severance plans and agreements or benefit arrangements which may be entered into by and between Bancorp, the Bank and Executive, employment and operating policies of Bancorp and/ the Bank and the Employee Proprietary and Confidential Information and Assignment or Employee Invention Agreement as it may be amended, modified or revised from time to time, this Agreement contains the entire agreement of the parties and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Bancorp and the Bank. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement, or in any stock option agreement or other compensation, bonus, supplemental executive retirement agreement, salary continuation or severance agreement or benefit arrangement, shall be valid or binding.

11. Amendments and Waivers. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Bancorp, the Bank and Executive. Any waiver of any provision of this Agreement shall be effective only if in writing and signed by the parties hereto. Any waiver of a breach of any provision hereof shall not operate as or be construed as a waiver of any subsequent breach of the same provision or any other provision hereof.

12. Interpretation. If any claim is made by any party hereto relating to any conflict, omission or ambiguity of this Agreement, no presumption or burden of proof or persuasion shall be implied by reason of the fact that this Agreement was prepared by or at the request of any particular party hereto or such party’s counsel.

13. Executive Acknowledgment. Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, any of which may be executed and transmitted by facsimile or electronic transmission or other electronic method, and each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Section 409A of the Code. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to this Agreement shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. To the extent that any amount payable to Executive pursuant to this Agreement is subject to Section 409A of the Code, and Executive or the Bank reasonably believes, at any time, that such amount payable does not comply with Section 409A of the Code, it will promptly advise the other and each party hereby agrees to negotiate reasonably and in good faith to amend the terms of this Agreement such that it so complies. For purposes of this Agreement, all references to Executive’s “termination of employment” shall mean Executive’s Separation from Service. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

Signature page immediately follows

15

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

STEVEN E. SHELTON	SOUTHERN CALIFORNIA BANCORP

	By:	/s/ David I. Rainer
/s/ Steven E. Shelton	Name:	David I. Rainer
	Title:	Chief Executive Officer

BANK OF SOUTHERN CALIFORNIA, N.A.

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	Chief Executive Officer

16

EXHIBIT A

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) entered into as of the 7th day of May, 2018 (the “Effective Date”), by and between CALIFORNIA BANK of COMMERCE, a California Banking corporation (the “Bank”), and Steven E. Shelton (“Employee”).

In consideration of the mutual covenants and promises contained herein and for the parties hereto agree as follows:

1. Position and Duties. Employee will be employed as the Bank’s President and Chief Executive Officer (“CEO”). In that role, he shall have the duties and responsibilities set forth in this Agreement and in the By-Laws of the Bank, subject to the direction of the Board of Directors of the Bank (“Board”).

Employee will devote substantially all his professional time, attention, and energy to the business of the Bank. Employee agrees to perform his duties conscientiously, efficiently and to the best of his ability. Except with the prior consent of the Bank’s Board of Directors, Employee will not, during the term of this Agreement, engage directly or indirectly, in any other business activity that is or may be competitive with or might place him in a competing position to that of the Bank or any company affiliated with the Bank.

In addition to such other duties as may be assigned him, Employee shall be responsible for the overall day-to-day operation and administration of the Bank and shall assume responsibility for and oversee the development and implementation of the strategic plan, budget, forecast/outlook, policies and procedures for the Bank. As the Bank’s President and Chief Executive Officer, Employee will:

(a) Serve on the Board or Directors of the Bank and be a member of all committees of the Bank and the Board except the Audit Committee of the Board; and

(b) Operate the Bank safely and soundly, at the direction of the Board and in conformity with applicable policies and regulations, submit to the Board for its approval appropriate budgets and plans, and operate the Bank in substantial accordance with its strategic objectives; and

(c) Oversee the accounting and finance functions of the Bank as they relate to all of the constituencies with an interest in the Bank, including but not limited to bank regulators, tax authorities, the public, the Bank’s shareholders and employees; and

(d) Exercise prudence with respect to the Bank’s expenditures; and

(e) Promote the pursuit of the broad objectives of the Bank to build franchise value and, in partnership with key members of management, be responsible for product development, strategic planning and budgeting: and

(f) In partnership with senior management, be responsible for recruiting and developing staff in a manner consistent with the Bank’s immediate needs and strategic goals; and

A-1

(g) Oversee the loan, deposit, investment, marketing, compliance, operations, and information technology functions of the Bank, together with related policies and procedures.

2. Term. The term of this Agreement shall be seven years from the Effective Date (“Term”), or earlier terminated by either party as set forth herein. Upon the termination of his employment, neither Employee nor the Bank will have any further obligation to the other under this Agreement, except for those provisions intended by the parties to survive termination of Employee’s employment as set forth in Paragraphs 12-35.

3. Base Salary. For the term of this Agreement while he is an employee, the Bank will pay Employee a base salary at a rate of $375,000 per year (“Base Salary”), subject to an annual compensation review by the Compensation Committee of the Bank’s board of directors during the term of this Agreement. Base Salary will be paid in accordance with the Bank’s normal payroll procedures, but in any case, no less frequently than monthly. Base Salary may be increased but will not be decreased during the term of this Agreement, except in connection with a temporary reduction for cost savings that equally affects all executives of the Bank.

4. Stock Awards. As of the Effective Date, the Bank will grant stock-based awards to Employee with a fair market value at grant equal to $500,000. The awards will be split between restricted stock with a fair market value at grant of $250,000 and incentive stock options with a fair market value at grant of $250,000 (collectively, the “Stock Awards”), with the number of restricted shares and incentive stock options to be determined at the time of grant, based on the closing price of the Bank’s stock on the Effective Date. Both Stock Awards will vest ratably over seven years from the date of grant, and will be governed by the terms and conditions set forth in the applicable award agreements and plan documents. From time to time, at the sole discretion of the Board of Directors, additional stock-based awards may be granted to Employee.

5. Bonuses. Employee shall be eligible for an annual bonus pursuant to the executive incentive plan developed each year by the Board. In order to earn an annual bonus, Employee must meet the goals set forth in the executive incentive plan and must be employed through December 31 of the applicable bonus year. Employee’s bonus for 2018 will take into account the dual roles he held in 2018.

6. Automobile Allowance. During the term of this Agreement, the Bank will pay Employee a $900 monthly auto allowance and will reimburse him for his gasoline expenses, as submitted on the Bank’s standard Expense Reimbursement form. Employee will be personally responsible for all of his other automobile expenses.

7. Executive Retirement Plan. The parties agree to work together in good faith to institute a supplemental executive retirement plan providing for post-termination payments to Employee, in an amount to be determined by the Board consistent with applicable law. Such deferred compensation benefits shall be in addition to any retirement benefits under any tax qualified benefit plan of the Bank. During the six-month period immediately following execution of this Agreement, the parties agree to work together in good faith to assess the feasibility of a split-dollar life insurance policy that includes a post-employment benefit for Employee, with the final decision regarding whether to provide such a benefit subject to the discretion of the Bank.

A-2

8. Health Benefits. The Bank will provide health benefits to Employee and his family with options and coverage consistent with those of the Bank’s group medical plans as in effect from time to time for the Bank’s other executives and will pay all related insurance premiums unless waived in writing by Employee.

9. Group Term Life Insurance. The Bank will provide group term life insurance to Employee to the same extent the Bank provides group term life insurance to its other full time employees; and Employee will designate the beneficiaries thereof. Upon Employee’s termination of employment for any reason his group term life insurance will cease and be of no further effect.

10. Disability Insurance. The Bank will provide long term disability insurance to Employee to the same extent the Bank provides such disability insurance to its senior executives generally.

11. Vacation. During the term of this Agreement, Employee will be eligible for unlimited vacation commencing as of the Effective Date.

12. Withholding of Taxes. Bank may withhold from any amounts payable to Employee under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

13. Disability and Death. If, during the term of this Agreement, Employee is unable to performing the essential functions of his job, with or without reasonable accommodation, then, to the extent permitted by applicable law, Employee’s employment shall terminate (“Termination by Reason of Disability”) on a date that is at the end of the period of paid administrative leave, as defined in this paragraph 13. If Employee is unable to perform the essential functions of his job with reasonable accommodation, the Bank shall place Employee on paid administrative leave, with continuation of full Base Salary and all employee benefits, for a period that ends upon the completion of the waiting period under the Bank’s long term disability insurance (‘‘LTD Plan”) if Employee qualifies for LTD Plan benefits or, if earlier, three months from the date that he is placed on paid administrative leave. The end of the period of paid administrative leave is called the “Determination Date”. As of the Determination Date or upon Employee’s death, the Bank will pay to Employee or his estate the Accrued Obligations as defined in paragraph 15.

14. Termination of Agreement; Employee Resignation. Each party has the right to terminate Employee’s employment with the Bank at any time prior to the end of the term specified in paragraph 2, with or without Cause. For purposes of this Agreement, termination shall mean separation from service as defined by Treasury Regulation§ l.409A-l(h). If Employee decides to terminate his employment under this Agreement, Employee will provide the Bank with two weeks’ advance written notice; provided however that after receiving such notice the Bank, at any time prior to the end of the notice period, may terminate Employee’s employment immediately and pay Employee for the period that the notice otherwise would have run, in addition to all other amounts and benefits then due under this Agreement. Except in the case of termination for Good Reason, any voluntary termination or resignation by Employee pursuant to this paragraph shall be deemed for purposes of Employee’s compensation to be treated as if it were a Termination for Cause and Employee shall only be entitled to the Accrued Obligations.

A-3

15. Termination for Cause. Termination for Cause is defined as (i) willfully breaching Bank policies or Banking regulations, (ii) habitually neglecting the duties required to be performed under this Agreement, (iii) committing an intentional act that has a material detrimental effect on the reputation or business of the Bank, including without limitation an act of sexual harassment in violation of Company policy, (iv) conviction of a felony or committing any such act of dishonesty, fraud, intentional misrepresentation or moral turpitude as would prevent effective performance of his duties under this Agreement, (v) repeatedly or willfully disregarding or failing to comply with a lawful directive of the Board of Directors or (vi) the Bank receiving a written finding, order or directive from any state or federal banking regulator with jurisdiction over the Bank ordering the removal of Employee as an executive officer of the Bank (‘‘Cause”). If the Bank decides to terminate Employee’s employment for Cause, the Bank will provide Employee with a written statement stating the grounds for termination. Upon termination of Employee’s employment for Cause, Employee will not be entitled to any further amounts or benefits from the Bank except for accrued Base Salary, any annual bonus earned for the prior year but not yet paid, incurred and not reimbursed business expenses, and any and all other benefits earned through Employee’s last day of employment (“Accrued Obligations”), except as otherwise required by law.

16. Termination without Cause or Termination for Good Reason. Employee’s employment under this Agreement may also be terminated prior to the end of the Term by the Bank without Cause or by the Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that one or more of the following has occurred without the Employee’s written consent:

(i)	a material negative change in the nature or scope of the Employee’s responsibilities, duties or authority as set forth in paragraph 1;

(ii)	a material reduction in the Employee’s Base Salary in violation of this Agreement;

(iii)	Employee ‘s required re-location to a worksite location which is more than 25 miles from Employee’s then current principal worksite without Employee’s consent, or;

(iv)	the Bank’s material breach of this Agreement.

provided that, in any such case, the Employee provides written notice to the Bank that the event giving rise to such claim of Good Reason has occurred within 60 days after the first occurrence of such event, and such Good Reason remains uncured by the Bank 30 days after the Employee has provided such written notice; provided further that any resignation of the Employee’s employment for “Good Reason” occurs no later than 60 days following the expiration of such cure period.

A-4

If during the Term the Bank terminates Employee’s employment without Cause or the Employee terminates for Good Reason, the Bank shall pay Employee the Accrued Obligations, and in addition, as full and final severance, the Bank will provide to Employee: (A) within fifteen business days of effective date of Employee’s release of claims, a lump sum payment in an amount equal to the sum of his then-current annual Base Salary plus the average of the three (3) most recent annual bonuses previously paid to Employee (collectively, the “Standard Severance”); and (B) commencing within fifteen business days of effective date of Employee’s release of claims, an amount each month that is equal to the monthly cost of COBRA premium for equivalent health insurance coverage, as in effect at the date of termination, for a period equal to the lesser of (x) 18 months, (y) the number of months between the date of Employee’s termination and the date on which Employee becomes eligible to begin receiving benefits pursuant to Medicare, or (z) if Employee accepts new employment, the number of months between the date of Employee’s termination and the date on which Employee becomes eligible to begin receiving benefits under the new employer’s health care plan (“COBRA Severance Benefits”).

17. Release Agreement; Director Resignation.

(a) In the event of Termination without Cause by the Bank or a Termination for Good Reason by the Employee, the Employee shall be eligible for the termination benefits and payments provided for in paragraphs 16 and 18 of this Agreement only if he first enters into a form of release agreement in the form of Exhibit C to this Agreement releasing the Bank from any and all claims, known and unknown, related to Employee’s employment with the Bank and he allows such release to become effective (except for the Accrued Obligations) within 60 days of termination of the Employee’s employment. Further provided that, if such termination benefits and payments are made by the Bank, and if the 60 day period spans two calendar years, regardless of when such release is executed by the Employee, such severance payment must be made in the subsequent taxable year. This condition precedent requiring execution and non-revocation of a release agreement does not apply to payment of the Accrued Obligations.

(b) If Employee’s employment terminates at any time and for any reason, such termination of employment shall be deemed to be an automatic and immediate resignation by Employee from all committees or other positions held with the Bank, effective as of the last date of his employment.

18. Change of Control. If during the Term the Bank undergoes a Change of Control, and within 1 year following such Change of Control Employee terminates his employment for Good Reason or Employee’s services are terminated without Cause, then the Bank shall pay Employee the Accrued Obligations and, in addition, as full and final change of control severance, the Bank will provide to Employee: (i) within 60 days of the date of termination, a lump sum payment in an amount equal to the two times the sum of (A) his then-current annual Base Salary and (B) the average of the three (3) most recent annual bonuses previously paid to Employee (collectively, the “Change of Control Severance”); (ii) the acceleration of the vesting of all outstanding and unvested Stock Awards previously granted to Employee (“Stock Acceleration”); and (iii) the COBRA Severance Benefits. If at any time that is less than six (6) months prior to a Change of Control the Bank terminates Employee without Cause or Employee terminates his employment for Good Reason, then such termination shall be treated as though it were a termination without Cause occurring within one year following a Change of Control and the Bank shall provide to Employee if and when the Change of Control takes effect (i) the Stock Acceleration and (ii) the Change of Control Severance minus any Standard Severance previously paid under paragraph 16. Any payments made to Employee under this paragraph 18 will be made within fifteen business days of the effective date of Employee’s release of claims. For purposes of this Agreement, a “Change of Control” occurs when an event within the meaning of Treasury Regulation § L409A-3(i)(5) with respect to the Bank and its Board occurs.

A-5

19. Indemnification by the Bank. To the maximum extent permitted by and consistent with Section 317 of the California Corporations Code (“Section 317”) and the Articles of Incorporation and the Bylaws of the Bank, the Bank shall defend and indemnify Employee for expenses, judgments, fines, settlements and other amounts actually incurred by Employee in connection with any proceeding to which Employee is a party by reason of the fact that Employee is or was an agent of the Bank (as defined in Section 317). The Bank shall advance on behalf of Employee all costs, including attorneys’ fees, as necessary with respect to any such proceeding. In the event any applicable law shall require the issuance of an undertaking by Employee, such shall be acceptable without bond, collateral, or any other security being given by Employee in connection therewith. This provision shall survive the termination of this Agreement for any reason. The Bank hereby covenants and agrees that it will not alter its Articles of Incorporation or Bylaws such as to make them any less favorable for Employee regarding such indemnification.

20. Purchase or Return of Bank Property. Upon termination of Employee’s employment, Employee shall return all items of Bank property in his possession or under his control, provided that Employee may upon written notice to the Bank, elect to purchase any or all of his mobile phone, iPad and notebook computer at their then respective depreciated value, subject to Bank removing any Bank property or data or that of its customers.

21. Reimbursement of Business Expenses. During the term of this Agreement, Employee will be reimbursed by the Bank for his ordinary, reasonable and necessary business expenses incurred by Employee in the performance of his duties and in furthering the Bank’s interests, including the costs of a cell phone using Bank designated equipment and service provider. Employee will be diligent in observing the expense policies of the Bank. He will at all times be prudent and use good judgment in balancing the Bank’s objectives of minimizing expenses while at the same time aggressively seeking new business opportunities and a position in the community. He will prepare and promptly submit expense reports with substantially adequate records and other documentary evidence as required by the Bank’s policies or by federal and state statutes and regulations with respect to the substantiation of such expenditures as deductible business expenses of the Bank. The Bank shall reimburse Employee for all such expenses within 30 days of Employee’s written notice to Bank of such expenses.

22. Confidential and Proprietary Information and Trade Secrets. All records of the accounts of customers, and any other records and books relating in any manner whatsoever to the customers of the Bank, and all other files, books and records and other materials owned by the Bank or used by it in connection with the conduct of its business, whether prepared by Employee or otherwise coming into Employee’s possession, shall be the exclusive property of the Bank regardless of who actually prepared the original material, book or record. All such books and records and other materials shall be immediately returned to the Bank by Employee upon the end of his employment for any reason. Employee agrees that all information, including but not limited to that which is directly or indirectly related to the Bank’s financial status, profitability, deposit base, portfolio size and quality as well as its customers and prospective customers, is confidential and proprietary to the Bank and that he will maintain such information as confidential. Employee agrees that as a condition of employment he will execute such form of confidentiality agreement as the Bank may adopt from time to time for senior officers of the Bank.

A-6

During the term of employment Employee shall have access to and become acquainted with trade secrets of the Bank, including the names of customers and clients, their financial condition and financial needs, financial information regarding the Bank and other information relating to the Bank’s products, services and methods of doing business. Employee agrees not to disclose any of the Bank’s trade secrets, directly or indirectly, or use them in any way, either during the term of employment (except as required in the course of employment with the Bank) or at any time thereafter.

23. Unsecured General Creditor. Neither Employee nor any other person or entity shall have any legal right or equitable rights, interests or claims in or to any property or assets of the Bank under the provisions of this Agreement. No assets of the Bank shall be held under any trust for the benefit of Employee or any other person or entity or held in any way as security for the fulfilling of the obligations of the Bank under this Agreement. All of the Bank’s assets shall be and remain the general, unpledged, unrestricted assets of the Bank. The Bank’s obligations under this Agreement are unfunded and unsecured promises, and to the extent such promises involve the payment of money, they are promises to pay money in the future. Employee and any person or entity claiming through him shall be unsecured general creditors with respect to any rights or benefits hereunder.

24. Excise Tax Provision. Notwithstanding anything elsewhere in this Agreement to the contrary, if any of the payments or benefits provided for in this Agreement, together with any other payments or benefits (the “Payment”) which Employee has the right to receive from the Bank (or its affiliated companies), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Employee as a result of such reduction will exceed the net after-tax benefit that would have been received by the Employee if no such reduction were made. The Payment shall be reduced, if applicable, by the Bank in the following order of priority: (A) reduction of any cash severance payments otherwise payable to the Employee that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Employee that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time; and (D) reduction of any other payments or benefits otherwise payable to the Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Employee and the Employee shall be responsible for payment of any Excise Taxes relating to the Payment,

A-7

25. Adjustment of Severance Payment Amounts to Accommodate Internal Revenue Code Section 409A Limitation. It is the intention of the Bank and Employee that all payments made in connection with a termination of employment under this Agreement either be exempt from, or otherwise comply with, Section 409A of the Code. Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by the Bank with the advice of its independent accounting firm or other tax advisors to be subject to and not in compliance with Section 409A of the Code, including, without limitation, the definition of “change in control” or “disability,” the timing of commencement and completion of severance and/or other benefit payments to Employee hereunder, or the amount of any such payments, such provisions shall be interpreted in the manner required to comply with Section 409A. The Bank and Employee acknowledge and agree that such interpretation could, among other matters, (i) limit the circumstances or events that constitute a “change in control” or “disability,” (ii) delay for a period of six (6) months or more, or otherwise modify the commencement of severance and/or other benefit payments, and/or (iii) modify the completion date of severance and/or other benefit payments. The parties agree, however, that if the date of payment called for by this Agreement is altered pursuant to the requirements of Section 409A, then the timing of such payment shall be adjusted to the earliest practicable date, but the amount of such payment will not be adjusted, thus insuring the payment in full of all payments promised hereunder. In addition, each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation § l.409A-2(b)(2).

Notwithstanding the above, the Bank and Employee further acknowledge and agree that if, in the judgment of the Bank and its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to comply with Section 409A, the Bank and Employee will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it complies with Section 409A of the Code.

26. Regulatory Restrictions. The parties understand and agree that if at the time any payment would otherwise be made or benefit provided under paragraphs 16, 18 or 19 depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Bank may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice, or for some other reason not properly due or payable by the Bank. Among other restrictions, the regulations at 12 C.F.R., Part 30, Appendix A promulgated pursuant to Section 39(a) of the Federal Deposit Insurance Act, and at 12 C.F.R. Part 359, or similar regulations or regulatory action following similar principles may apply at such time. The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make any payment or provide any benefit under paragraphs 16, 18 or 19 where an appropriate regulatory authority disapproves or does not acquiesce as required, if required, and the authority’s disapproval or non-acquiescence is documented in a writing from the authority a copy of which is actually provided by the authority or the Bank to Employee.

A-8

27. No Conflicting Agreements. Employee represents that his performance of all of the terms of this Agreement and any service to be rendered as an employee of the Bank does not and will not breach any fiduciary or other duty or any covenant, agreement or understanding, including without limitation any agreement relating to any proprietary information, knowledge or data acquired by Employee in confidence, trust or otherwise prior to Employee’s employment by the Bank to which Employee is a party or by the terms of which Employee may be bound. Employee covenants and agrees that he will not disclose to the Bank, or induce the Bank to use, any proprietary information, knowledge or data, belonging to any previous employer or others and that Employee will disclose to the Bank the term and subject of any prior confidentiality agreement or agreements Employee has entered into. Employee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

28. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Bank and any of its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Employee, he will not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as may be required by the surviving entity in a Change of Control.

29. Governing Law. This Agreement will at all times and in all respects be governed by the laws of the State of California applicable to transactions wholly performed in California between California residents, except to the extent governed by the laws of’ the United States of America in which case federal laws shall govern.

30. Arbitration. All claims, disputes and other matters in question arising out of or relating to the employment relationship or its termination shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the Bank and Employee agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association (“AAA”), shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect.

Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their representative heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this paragraph 30 shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Either party may seek preliminary injunctive or equitable relief from a court in furtherance of the arbitration. Any arbitration hereunder shall be conducted in Alameda County, California, unless otherwise agreed to by the parties.

A-9

31. Advice to Seek Counsel. Employee acknowledges that he has been advised by the Bank that this Agreement imposes legal obligations upon him and to consult with legal counsel with regard to this Agreement. Employee acknowledges that he has been afforded the opportunity to obtain legal counseling with regard to this Agreement.

32. Notices. Any notice required to be given hereunder will be sufficient if in writing and sent by certified or registered mail, return receipt requested, first-class-postage-paid, and sent, in the case of Employee, to Employee’s address as shown on the Bank’s records and, in the case of the Bank, to its principal office, addressed to the Chairman of the Board. Notices will be deemed given when actually received, or three days after mailing, whichever is earlier. E-mail will also be sufficient and may be relied upon by the sender if and only if the latter has received e-mail or written confirmation from the party to whom such e-mail was sent.

33. Entire Agreement; Modification; Severability. This Agreement and any attachments hereto contain the entire agreement and understanding by and between the Bank and Employee with respect to the subject matter herein, and no representation, promise, agreement or understanding, written or oral, not herein contained will be of any force or effect. No modification hereof will be valid or binding unless in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement will be valid unless in writing and signed by the party against whom such waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time will be deemed a waiver of any other provision of this Agreement, or will be deemed a valid waiver of any of such provision at any other time. If any provision of this Agreement is held by a court of competent jurisdiction or an arbitration body to be invalid, void or unenforceable, the remaining provisions of this Agreement will, nonetheless, continue in full force without being impaired or invalidated in any way.

34. Non-Competition, Non-Solicitation. During the term of Employment, Employee will not directly or indirectly engage in or prepare to engage in any banking or financial products business, loan origination or deposit taking business or any other business competitive with the Bank. During the term of Employment and for a period of eighteen (18) months thereafter, Employee shall not directly or indirectly induce or solicit, or attempt to induce or solicit, any employee, contractor or consultant of the Bank to terminate his/her employment or relationship with the Bank or otherwise interfere with the employment or service relationship between the Bank and its employees, contractors or consultants.

35. Regulatory Approval. In the event that any regulatory authority with jurisdiction over the Bank will disapprove any provision of this Agreement, then the parties hereto will use their best efforts, acting in good faith, to amend the Agreement in a manner that will be acceptable to the parties and to the regulatory authorities.

36. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

A-10

In witness whereof, the Bank and Employee have duly executed both counterparts of this Agreement and it is effective as of the Effective Date.

CALIFORNIA BANK OF COMMERCE

By:	/s/ Stephen A. Cortese
Name:	Stephen A. Cortese
Title:	Chairman of the Board

EMPLOYEE

/s/ Steven E. Shelton
Steven E. Shelton

A-11

EXHIBIT C

RELEASE AGREEMENT

California Bank of Commerce (‘‘Bank”) and Steven E. Shelton (“Employee”) hereby enter into this Release Agreement (the “Agreement”). The parties agree as follows:

1. Consideration for Release. In consideration for the releases and covenants contained in this Agreement, Bank shall pay to Employee the sums described in paragraphs 16 or 18, as applicable, of the Employment Agreement entered into as of May 7, 2018 between Bank and Employee (the “Employment Agreement”). Employee acknowledges that the payment of such sums provides good, sufficient and valuable consideration for Employee’s covenants, waivers, and releases contained in this Agreement. Employee understands that Bank’s willingness to pay such sums is contingent upon Employee’s fulfillment of his obligations contained herein. If Employee revokes this Agreement as described in Section 5 below, Bank shall be released from its obligations under this Agreement and paragraph 16 or 18, as applicable, of the Employment Agreement.

2. General Mutual Release. In exchange for the consideration described in this Agreement the adequacy of which is hereby acknowledged, each party hereto, on behalf of himself or itself and his or its heirs, successors and assigns, hereby fully releases and forever discharges the other party hereto, including each of their officers, directors, agents, employees, attorneys, parents, affiliates and/or subsidiaries, from any and all claims, actions and liabilities of any kind or character whatsoever, arising at law or in equity, known or unknown, suspected or unsuspected, that such party has ever had, now has or may now have against the other party, including, without limitation, all claims directly or indirectly related to or arising out of Employee’s employment by Bank, the performance of his duties during that employment, and/or the termination of or his resignation from that employment. This waiver and release specifically includes, but is not limited to, all claims, if any, whether arising in tort or in contract, related to Employee’s employment, including any and all claims for wrongful discharge or wrongful termination; claims for alleged violation of public policy or breach of implied covenant of good faith and fair dealing; claims for breach of fiduciary duty; claims for negligent or intentional infliction of emotional distress; claims arising in connection with Employee’s compensation, benefits, warrants and/or stock options; claims for breach of express or implied contract or for further monetary compensation by way of additional salary or bonus allegedly due Employee by reason of his employment with Bank; and all other claims, based on common law or federal or state statute, including claims for discrimination based on age arising under state statute or the federal Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, or any similar federal or state law prohibiting age discrimination. Notwithstanding the foregoing, the claims released in this Section do not include any intentional acts by Employee that are outside the course and scope of Employee’s employment with Bank. This Agreement will not affect Employee’s entitlement to benefits described in the Employment Agreement (including Employee’s right to continued healthcare under the Employment Agreement and/or COBRA), or any non-waivable benefits under California’s unemployment or worker’s compensation laws, nor shall this Agreement constitute a release of any claims for breach of the Employment Agreement by Bank.

C-1

3. Waiver of Unknown Claims or Rights. Employee acknowledges that he is waiving unknown claims pursuant to California Code of Civil Procedure Section 1542, and he expressly waives such rights as quoted below:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE; WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETI’LEMENT WITH THE DEBTOR.

Employee hereby expressly waives any rights he may have under any other statute or common law principles of similar effect.

4. Knowing and Voluntary Agreement. Employee acknowledges he is freely and voluntarily entering into this Agreement based on his own judgment and not as a result of any representations or promises made by Bank, other than those contained in this Agreement. Employee also acknowledges that he has been given a full opportunity to review this Agreement with an attorney, and has signed it only after full reflection and analysis of its provisions.

5. Review Period, Acceptance, ADEA Waiver, Waiting and Revocation Period. Employee acknowledges and understands that the release of claims under the Age Discrimination in Employment Act (“ADEA’’), 29 U.S.C. Sections 621-634, is subject to special waiver protections under 29 U.S.C. Section 626(f). In accordance with the ADEA and the Older Workers benefits Protection Act (“OWBPA”), Employee specifically agrees that he is knowingly and voluntarily releasing and waiving any rights or claims of age discrimination under the ADEA. In particular he acknowledges that he understands that:

(i) he is not waiving any claims for age discrimination under the ADEA that may arise after the date he signs this Agreement and he is not waiving vested benefits if any;

(ii) he is waiving rights or claims for age discrimination under the ADEA in exchange for payments described above, which are in addition to anything of value to which he is already entitled; and

(iii) he is advised to consult with and has had an opportunity to consult with an attorney before signing this Agreement.

Employee understands and agrees that he has up to 21 days to review this Agreement. This Agreement is revocable by Employee for seven days following his signing of this Agreement (“Revocation Period”). This Agreement automatically becomes enforceable and effective on the eighth (8th) day after the Agreement is signed by Employee, provided there has been no timely revocation.

6. Non-Execution or Revocation of Agreement. In the event that Employee does not execute this Agreement or revokes it within the time provided, he shall not be entitled to receive the payment described in Section 1 of this Agreement.

C-2

7. Warranties. Employee warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise on or against any potential claims or causes of action released herein, and, further, that Employee is fully entitled and duly authorized to give this complete and final general release and discharge. Employee warrants that he has not filed any lawsuits or administrative claims against Bank, and he is not aware of any claims, filed by him against Bank in any forum, that are pending.

The parties have read and understand the terms of this Agreement, have had an opportunity to consult with an attorney, and hereby voluntarily and knowingly agree to its terms.

Date:
Steven E. Shelton

CALIFORNIA BANK OF COMMERCE

By:		Date:

Its:	Chairman of the Board

C-3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is entered into as of the 28th day of April, 2022, by and between CALIFORNIA BANK OF COMMERCE, a California banking corporation (the “Bank”), and Steven E. Shelton (“Employee”).

WHEREAS, Employee and the Bank are parties to that certain Employment Agreement dated as of May 7, 2018 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and representations set forth in this Agreement, Employee and the Bank agree as follows:

1. Amendment. Each reference in paragraph 1 of the Agreement to “President and Chief Executive Officer” is hereby deleted and replaced with “Chief Executive Officer.”

2. Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

3. Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

4. Entire Agreement. This Amendment and the Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement and this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Facsimile counterparts shall be deemed to be originals.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first set forth above.

CALIFORNIA BANK OF COMMERCE

By:
Name:	Stephen A. Cortese
Title:	Chairman of the Board

EMPLOYEE

Steven E. Shelton

C-4

EXHIBIT B

RELEASE AGREEMENT

This RELEASE AGREEMENT (the “Agreement”), is entered into and effective by and among Southern California Bancorp, a California corporation (“Bancorp”), Bank of Southern California, N.A., a national banking association (the “Bank”) and _____________, an individual resident of the state of California (the “Executive”), with reference to the following:

RECITALS

WHEREAS, Executive, Bancorp and the Bank entered into an Employment Agreement effective as of ________________ (the “Employment Agreement”); and

WHEREAS, the Executive acknowledges that Executive will receive a [Payment or Severance Payment] as defined in the Employment Agreement under certain conditions;

NOW, THEREFORE, in consideration of these Recitals and the mutual promises, agreements, and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, Executive, Bancorp and the Bank agree as follows:

AGREEMENT

1. Release and Waiver

a. In full consideration for the [Payment or Severance Payment] (as that term is defined in the Employment Agreement), Executive hereby knowingly and voluntarily, fully and finally releases, acquits, and forever discharges Bancorp and the Bank and their respective parent, subsidiaries and affiliated corporations, and each of their respective present and future officers, directors, members, shareholders, employees, agents, consultants, insurance companies, and attorneys, and the successors or assigns of said persons and entities (the “Released Parties”), from any and all claims, charges, complaints, causes of action, obligations, promises, agreements, controversies, liens, demands, attorneys’ fees, damages and liabilities of any nature, whatsoever, known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against any of the Released Parties from the beginning of time through the date the Executive executes this Agreement (the “Claims”) including, without limitation, any Claims associated with Executive’s employment with Bancorp and the Bank, and to the fullest extent permitted by law.

b. Executive’s general release specifically extends to, without limitation, Claims for wrongful termination, discrimination, retaliation, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disputed wages and related penalties, loss of future earnings, and any Claims under the California constitution, the United States Constitution, or applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, without limitation, the Age Discrimination in Employment Act (42 U.S.C. § 621-634) (age discrimination), as amended, the Civil Rights Act of 1964, as amended, , the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family Medical Leave Act of 1993, as amended, the Executive Retirement Income Security Act of 1967, as amended, the California Fair Employment and Housing Act, as amended, the California Family Rights Act, as amended, the California Whistleblower Protection Act, as amended, California Labor Code section 6310 et seq., and Claims pursuant to any other local, state and federal laws and regulations relating to employment to the fullest extent permitted by law.

B-1

c. The only Claims that are not being released by Executive are: (i) Executive’s right, if any, to COBRA health benefits; (ii) vested rights Executive has with respect to any benefit or equity or stock plan or agreement, including, without limitation, the Bank’s 401(k) Plan; (iii) Executive’s rights to indemnification for work for Bancorp and the Bank; (iv) Executive’s coverage under the Bank’s insurance policies, including, without limitation, Directors and Officers Insurance; (v) social security, unemployment, and/or state disability insurance benefits pursuant to the terms of applicable law; (vi) rights Executive may have under the Age Discrimination in Employment Act which arise after the date Executive signs and dates this Agreement; (vii) Claims for events/acts after this Agreement is executed; (viii) workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy of the Bank; or (ix) any other rights or Claims which are not subject to waiver or are not subject to an unsupervised waiver as a matter of law. Moreover, this Agreement does not limit any party’s right, where applicable, to file a complaint or charge with or participate in any investigative proceeding of any federal, state, or local governmental agency. Notwithstanding the foregoing, Executive agrees and hereby waives Executive’s right to recover monetary damages in such proceeding and in no event shall Executive be entitled to receive a payment as a result of any proceeding initiated by or on Executive’s behalf with respect to the Claims released herein. Additionally, this Agreement does not limit any party from instituting legal action for the purpose of enforcing this Agreement. Finally, this Agreement shall not preclude Executive from bringing a charge or suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act.

d. Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) with respect to the Released Parties. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

B-2

e. Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include and does include all Claims if any, which Executive may have and which Executive does not now know or suspect to exist in Executive’s favor against the Released Parties, and this Agreement extinguishes those Claims.

f. Executive acknowledges and agrees that, except for any legal action to determine the validity of the Age Discrimination in Employment Act release provisions of this Agreement, this Agreement may be pled as a complete bar to any action or suit before any court or adjudicative body or tribunal with respect to any of the released Claims. Executive further represents and agrees that Executive has not commenced or joined in any litigation, claim, charge, action, demand, grievance, administrative proceeding, arbitration or other legal proceeding against the Released Parties arising out of or relating in any way to the Claims released by this Agreement.

g. To the extent that Executive is identified as a putative or actual member of a class action or a representative, collective, or multi-party action seeking recovery based on one or more released Claims, Executive must opt-out of the class action lawsuit when first given an opportunity to do so and/or must otherwise decline to participate in a representative, collective, or multi-party action.

h. Executive acknowledges that before signing this Agreement, Executive is advised to and has been encouraged by Bancorp and the Bank to consult with an attorney about this Agreement’s terms, and Executive understands that whether or not to do so is Executive’s sole decision. If Executive does consult an attorney, Executive agrees to pay attorneys’ fees and costs, if any, arising out of or in connection with this Agreement or its subject matter.

i. By signing this Agreement, Executive is knowingly and voluntarily releasing and waiving any rights or Claims Executive has or may have of discrimination under the Age Discrimination in Employment Act in exchange for the Payment or Severance Payments described above, to which Executive would not otherwise be entitled.

2. Review Period

Executive has twenty-one (21) days from receipt of this Agreement to consider the waiver of any Claims Executive has or may have under law, including any rights under the Age Discrimination in Employment Act. Although the deadline for signing and dating this Agreement is twenty-one (21) days from the date of receipt, Executive may sign, date, and return the Agreement sooner. The Executive has seven (7) days from the date this Agreement is signed to revoke Executive’s signature. Any payment which is due will not be made until after the seven (7) day period has expired without revocation by Executive and then only in accordance with the terms of the Employment Agreement.

B-3

3. Non-Admission of Liability

Nothing in this Agreement shall be construed as an admission of liability by any party; rather, Bancorp, the Bank and Executive are resolving all outstanding matters between them and Bancorp and the Bank specifically deny any wrongdoing in connection with Executive’s employment.

4. Governing Law

This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of California, without regard to its conflict of laws rules.

5. Counterparts, Electronic Signatures, and Use of Copies in Lieu of Originals

This Agreement may be executed in two or more counterparts, either by original signature or electronic signature, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. The parties also agree that, so long as all of the parties execute this Agreement, copies of this Agreement, including photocopies or facsimile copies (including copies generated by scanning this Agreement to a portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), including signed counterparts, shall be deemed to constitute an original and may be used in lieu of an original for any purpose, and shall be fully enforceable against a signing party.

6. Voluntary Agreement; No Inducements

Executive represents that Executive: (a) has fully and carefully read this Agreement prior to signing it; (b) has been, or has had the opportunity to be, advised by independent legal counsel of Executive’s own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement; and (c) is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

7. Attorney Fees for Enforcement

Except for any legal action to determine the validity of the Age Discrimination in Employment Act release provisions of this Agreement, for which no attorney fees will be awarded, if Executive, Bancorp, the Bank, or any of the Released Parties, bring any claim, action, or suit or initiate any arbitration relating to or arising out of this Agreement or any alleged breach of this Agreement (including one seeking to recover based on any released Claim), the prevailing party shall be entitled to reimbursement from the non-prevailing party for his, her, or its costs, expenses, and reasonable attorneys’ fees incurred in such claim, suit, action, or arbitration, as well as all other remedies.

B-4

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates indicated below.

Southern California Bancorp	Executive

By:

Name:

Title:

Date	Date:

Bank of Southern California, N.A.

By:

Name:

Title:

Date

B-5